PROSPECTUS SUPPLEMENT dated August 17, 2006 (To Prospectus Supplement dated August 10, 2006)

$1,015,462,000 (Approximate)

SOUNDVIEW HOME LOAN TRUST 2006-3
Issuing Entity

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.
Sponsor

FINANCIAL ASSET SECURITIES CORP.
Depositor

WELLS FARGO BANK, N.A.
Master Servicer and Servicer

ASSET-BACKED CERTIFICATES, SERIES 2006-3

The definition of “Cap Base Calculation Amount” on page S-94 is replaced with the following:

The “Cap Base Calculation Amount” for any Distribution Date is equal to the lesser of (i) the related notional amount as set forth in the Interest Rate Cap Agreement for such Distribution Date (as set forth in the table below) and (ii) the excess, if any, of (a) the aggregate Certificate Principal Balance of the Floating Rate Certificates, for such Distribution Date, divided by 250, over (b) the related notional amount as set forth in the Interest Rate Swap Agreement for such Distribution Date.

RBS Greenwich Capital	Wachovia Securities

August 17, 2006